Exhibit 5.3

[Letterhead of Jackson Walker L.L.P.]

November 26, 2019

QVC San Antonio, LLC

9855 Westover Hills Boulevard

San Antonio, TX  78251

Re:                             Amendment No. 1 to Form S-3 Registration Statement filed by QVC, Inc., a Delaware corporation (the “Issuer”) and the other Registrants listed therein on September 16, 2019 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as supplemented by Preliminary Prospectus Supplement and Final Prospectus Supplement, each dated September 6, 2018 and filed by the Issuer with the Commission under the Securities Act (the “Registration Statement”)

Ladies and Gentlemen:

We have acted as local Texas counsel to QVC San Antonio, LLC, a Texas limited liability company (the “Company”), in connection with the public offering of $435,000,000 in aggregate principal amount of the Issuer’s 6.250% Senior Secured Notes due 2068 (the “Notes”).  The Notes will be issued under the Issuer’s Indenture, dated September 13, 2018, as supplemented by the Second Supplemental Indenture dated as of November 26, 2019 (as supplemented, the “Indenture”) among the Issuer, the Company and certain other subsidiaries of the Issuer (the Company and such other subsidiaries are collectively referred to herein as the “Guarantors” and together with the Issuer, the “Credit Parties”) and U.S. Bank National Association, as trustee.

In connection with this opinion letter, we have examined the (1) the Indenture; (2) the forms of the Notes and related Notation of Guarantee affixed to the Notes executed by the Company in favor of the holders of the Notes; (3) the organizational documents of the Company; and (4) certain resolutions adopted by the governing body or entity of the Company relating to the Indenture, the issuance of the Notes and related Notations of Guarantee, and related matters.  We have also examined certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary to enable us to state the opinions expressed below.

In our examination, we have assumed the legal capacity and competency of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such documents.  In making our examination of executed documents or documents to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents, and the validity and binding effect on such parties.  As to any facts material to the opinions expressed herein, we have relied upon the representations contained in the Registration Statement and the Indenture, upon certificates of officers or other representatives of the Company.

Our opinions expressed herein are limited solely to matters governed by the laws of the State of Texas (excluding, however, securities laws and other laws which are understood as a matter of customary practice to be covered by third-party opinion letters only when they are referred to expressly).  We express no opinion as to the application of the laws of any other jurisdiction or the securities or blue sky laws of the various states to the Exchange Offer.

Based upon the foregoing and subject to our stated assumptions, qualifications and limitations, in our opinion:

1.                                      Based on (a) the Certificate dated November 12, 2019, issued by the Office of the Secretary of State of the State of Texas, a copy of which is attached hereto as Exhibit A, and (b) “Franchise Tax Details” as of 11/14/2019 11:27:59, obtained from the website of the Texas Comptroller of Public Accounts, a copy of the printout of which is attached hereto as Exhibit B, the Company is validly existing as a limited liability company under the laws of the State of Texas and its Franchise Tax status (i.e. right to transact business in the State of Texas) is “Active” (meaning that its right to transact business in the State of Texas has not been forfeited for failure to file a franchise tax report or pay franchise taxes).

2.                                      The execution, delivery and performance by the Company of the Indenture as a Guarantor (including its guarantee of the Notes pursuant the Notations of Guarantee affixed thereto) are within its limited liability company powers, have been duly authorized by all necessary limited liability company action of the Company, and do not result in a violation of any provisions of (i) the Certificate of Formation of the Company dated October 28, 2008, filed in the Office of the Secretary of State of the State of Texas on October 28, 2008, or (ii) the Company Agreement of the Company dated October 29, 2008.

This opinion letter speaks only as of the date hereof and is being delivered to you in connection with the above described transactions and may not be relied on by you for any other purpose.  We consent to reliance upon this opinion letter by Sherman & Howard L.L.C. in connection with the opinion it is delivering pursuant to the Registration Statement.  Further, we hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Jackson Walker L.L.P.
JCH; ml

Exhibit A

Certificate of Existence

Attached

Corporations Section
P.O.Box 13697
Austin, Texas 78711-3697

Ruth R. Hughs
Secretary of State

Office of the Secretary of State

The undersigned, as Secretary of State of Texas, does hereby certify that the document, Certificate of Conversion for QVC San Antonio, LLC (file number 801045631), a Domestic Limited Liability Company (LLC), was filed in this office on October 28, 2008.

It is further certified that the entity status in Texas is in existence.

IT IS FURTHER CERTIFIED that a diligent search of the records of this office reveals that the following described documents are on file as of this date for such entity:

Certificate of Conversion	October 28, 2008
Public Information Report (PIR)	December 31, 2008
Change of Name or Address by Registered Agent	October 30, 2009
Public Information Report (PIR)	December 31, 2009
Public Information Report (PIR)	December 31, 2010
Public Information Report (PIR)	December 31, 2012
Certificate of Merger	April 29, 2013
Public Information Report (PIR)	December 31, 2013
Public Information Report (PIR)	December 31, 2017
Public Information Report (PIR)	December 31, 2018

officially and caused to be impressed hereon the Seal of State at my office in Austin, Texas on November 12, 2019.

Ruth R. Hughs
Secretary of State

Come visit us on the internet at https://www.sos.texas.gov/

Phone: (512) 463-5555
Prepared by: Hermalinda Aros

Fax: (512) 463-5709
TID: 10250

Dial: 7-1-1 for Relay Services
Document: 926541060001

Exhibit B

Franchise Tax Details Page Printout

Franchise Tax Details

×

Franchise Search Results | **Public Information Report**

As of : 11/14/2019 11:27:59

This page is valid for most business transactions but is not sufficient for filings with the Secretary of State

Obtain a certification for filings with the Secretary of State.

QVC SAN ANTONIO, LLC	
Texas Taxpayer Number	15217654951
Mailing Address	1200 WILSON DR WEST CHESTER, PA 19380-4262
Right to Transact Business in Texas	ACTIVE
State of Formation	TX
Effective SOS Registration Date	10/29/2008
Texas SOS File Number	0801045631
Registered Agent Name	CORPORATION SERVICE COMPANY DBA CSC - LAWYERS INCO
Registered Office Street Address	211 E. 7TH STREET SUITE 620 AUSTIN, TX 78701

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